Exhibit 99.1

ABM INDUSTRIES ANNOUNCES RESULTS FOR

THIRD QUARTER FISCAL 2021

— Double-Digit Revenue Growth Reflected Y-o-Y Increases Across All Business Segments —

— Continued Strong Operating Income From All Business Segments —

— GAAP Results Include Reserve for Previously Reported Litigation Settlement —

— Company Raises Adjusted EPS Guidance for Full Year Fiscal 2021 to Reflect

Strong Year-to-Date Performance —

— On August 25, 2021, Announced Definitive Agreement to Acquire Able Services —

New York, NY - September 8, 2021 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the third quarter of fiscal 2021.

Scott Salmirs, President and Chief Executive Officer of ABM Industries commented, “ABM generated strong third quarter financial results, driven by continued broad-based demand for our services and efficient execution within an improving business environment. Revenue increased at a double-digit rate, with each of our business segments achieving year-over-year growth, led by Aviation and Technical Solutions, along with continued solid growth in Business & Industry. Demand for our virus protection services remained strong, a trend that we expect to continue as clients value the health and safety benefits associated with frequent cleaning and disinfecting of high traffic locations.”

“Higher revenues, favorable mix, labor efficiencies as well as lower interest expense led to a 20% gain in adjusted earnings per share to $0.90. At the same time, we continued to execute on our long-term growth strategy by making investments in people and in technology that enhance our capabilities.”

Mr. Salmirs continued, “Our recently-announced acquisition of Able Services is expected to close by the end of September, and we will be delighted to welcome their talented and dedicated team to ABM. This transaction strengthens our engineering capabilities and expands our janitorial services, enabling us to better serve our clients with a broader array of services and solutions. We expect the addition of Able will be immediately accretive to our adjusted earnings per share, and we have identified $30 million to $40 million in operating synergies, the majority of which we expect to achieve in the first year after the transaction closes.”

Third Quarter Financial and Business Results

For the third quarter of fiscal 2021, the Company reported revenue of $1.54 billion, up 10.7% versus the third quarter of fiscal 2020. Year-over-year revenue growth in the Business & Industry segment benefited from the gradual re-occupancy of offices and the return of fans to sports venues. Aviation revenue grew more than 50% and segment operating margin was higher than pre-pandemic levels, driven by increased domestic air travel and a favorable mix of airport business. Technical Solutions’ revenues and operating income increased at double-digit rates, reflecting effective execution on a growing backlog of energy efficiency projects and greater access to client sites. Client demand for disinfection-related services remained elevated, driving revenue growth and enhancing operating profitability.

On a GAAP basis, the Company reported a loss from continuing operations of $13.7 million, or $0.20 per diluted share, which included a $1.24 per share reserve to resolve outstanding litigation. These results compare to income from continuing operations of $56.0 million in last year’s third quarter.

Adjusted income from continuing operations for the third quarter of 2021 was $61.3 million, or $0.90 per diluted share, increases of 22% and 20%, respectively, from the $50.1 million, or $0.75 per diluted share for the third quarter of fiscal 2020. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Results from continuing operations for the quarter on both a GAAP and adjusted basis reflected an increase in higher margin virus protection services as clients continued to incorporate disinfection into their operations. Results also benefited from efficient management of direct labor and lower bad debt expense, as well as one less workday compared to the third quarter of fiscal 2020. Partially offsetting these favorable factors were higher corporate expenses, primarily reflecting planned investments in information technology as well as higher personnel costs than the prior year due to furlough and related cost-saving actions taken at the beginning of the pandemic.

Net loss for the third quarter of 2021 was $13.7 million, or $0.20 per diluted share, compared to net income of $56.0 million, or $0.83 per diluted share last year.

Adjusted EBITDA for the quarter was $113.5 million compared to $109.7 million in the third quarter of fiscal 2020. Adjusted EBITDA margin for the quarter was 7.4% versus 7.9% last year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Recent Corporate Developments/Recognitions

•	August 25, 2021 — ABM announced a definitive agreement to acquired Able Services, a leading provider of engineering and janitorial facilities with $1.1 billion in revenues.
•	June 28, 2021 — ABM announced an expansion of its credit agreement to $1.95 billion. The upsized credit facility consists of a $1.3 billion revolving credit facility and a $650 million term loan and has a maturity date of June 28, 2026.
•	June 30, 2021 — ABM announced it had received three Gold Quill Awards from the International Association of Business Communicators (IABC) for its COVID-19 response plan and approach in delivering the science-based cleaning and disinfecting program to market. In April, the Company received a Silver Stevie Award from the American Business Awards (ABA) for the “Most Valuable Corporate Response” to the COVID-19 pandemic. Additionally, ABM Franchising Group, LLC, a subsidiary of ABM, won a Bronze Stevie Award for the “Support Team of the Year.”

Liquidity & Capital Structure

Cash and cash equivalents totaled $505.4 million as of July 31, 2021.

The Company ended the quarter with total debt of $811.6 million, including $148.8 million in standby letters of credit.

Total debt to pro forma adjusted EBITDA (including standby letters of credit) was 1.4x for the third quarter of fiscal 2021.

Year-to-date operating cash flow was $258.8 million, compared to $258.8 million in the same period of fiscal 2020.

Year-to-date free cash flow was $235.5 million, compared to $229.9 million in the same period of fiscal 2020.

The Company paid its 221st quarterly cash dividend of $0.190 per common share for a total distribution of $12.8 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors has declared a cash dividend of $0.190 per common share payable on November 1, 2021 to shareholders of record on October 7, 2021. This will be the Company’s 222nd consecutive quarterly cash dividend.

Guidance

As a result of its strong year-to-date performance, the Company is increasing its guidance for full year 2021 adjusted income from continuing operations to $3.45 to $3.55 per share, up from $3.30 to $3.50 per diluted share previously. With the exception of the 2021 Work Opportunity Tax Credit and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits. In addition, this revised guidance excludes any contribution from the pending acquisition of Able Services. The Company is unable to provide an accurate estimate of the items impacting comparability relating to the Able Services acquisition, such as acquisition-related contingent advisory fees and integration costs, and therefore the Company is not providing guidance for full year 2021 GAAP income from continuing operations.

Mr. Salmirs concluded, “ABM has performed exceptionally well through the first nine months of our fiscal year, reflecting excellent execution on the part of ABM’s team members as we accommodated heightened demand for our specialized services and managed labor scarcity in an evolving business environment. Our outlook for the fourth quarter is positive, supported by current business trends, and we look forward to joining with Able Services in a transaction that expands our core businesses, enhances our capabilities and accelerates our next phase of growth.”

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Thursday, September 9, 2021, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the recording through September 23, 2021, and can be accessed by dialing (844) 512-2921 and then entering ID #13719930.  An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.0 billion and more than 100,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: The COVID-19 pandemic has had and is expected to continue having a negative effect on the global economy, and the United States economy, and it has disrupted and is expected to continue disrupting our operations and our clients’ operations, which has adversely affected and may continue to adversely affect our business, results of operations, cash flows, and financial condition; our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; our ability to preserve long-term client relationships is essential to our continued success; changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; our pending acquisition of Able Services may not occur at all or may not occur in the expected time frame; failure to complete the Able acquisition could negatively impact the price of our common shares as well as our future business and financial results; the Able acquisition may be less accretive than expected, or may be dilutive, to our earnings per share, which may negatively affect the market price of our common shares; we are subject to business uncertainties while the Able acquisition is pending, which could adversely affect our business; we may not realize the growth opportunities and cost synergies that are anticipated from the Able acquisition or may experience other difficulties integrating Able; following completion of the proposed Able acquisition, our debt may limit our financial flexibility; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations and income from continuing operations per diluted share as adjusted for items impacting comparability, for the third quarter of fiscal years 2021 and 2020. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the third quarter of fiscal years 2021 and 2020. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

The Company has also provided guidance for full year 2021 adjusted income from continuing operations per share. Certain of the items impacting comparability that are adjusted for in the adjusted income from continuing operations guidance relate to the impact of the acquisition of Able Services, such as acquisition-related contingent advisory fees and integration costs. Because the Company is unable to provide a meaningful or accurate calculation or estimation of the items impacting comparability relating to the Able Services acquisition, the Company is not providing a reconciliation of full year 2021 adjusted income from continuing operations per share to the most directly comparable GAAP financial measure. Each of these adjustments has not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Contact:
Investor Relations:	David Gold
(212) 750-5800
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME (LOSS) STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2021	2020	Increase / (Decrease)
Revenues	$1,543.1	$1,394.1	10.7%
Operating expenses	1,288.1	1,174.9	9.6%
Selling, general and administrative expenses(1)	253.8	113.7	NM	*
Amortization of intangible assets	10.6	11.8	(10.2)%
Operating (loss) profit	(9.4)	93.6	NM	*
Income from unconsolidated affiliates	0.5	0.2	NM	*
Interest expense	(6.3)	(13.8)	54.4%
(Loss) income from continuing operations before income taxes	(15.2)	80.0	NM	*
Income tax benefit (provision)	1.5	(24.0)	NM	*
(Loss) income from continuing operations	(13.7)	56.0	NM	*
Income from discontinued operations, net of taxes	—	—	NM	*
Net (loss) income	$(13.7)	$56.0	NM	*
Net (loss) income per common share — Basic
(Loss) income from continuing operations	$(0.20)	$0.84	NM	*
Income from discontinued operations	—	—	NM	*
Net (loss) income	$(0.20)	$0.84	NM	*
Net (loss) income per common share — Diluted
(Loss) income from continuing operations	$(0.20)	$0.83	NM	*
Income from discontinued operations	—	—	NM	*
Net (loss) income	$(0.20)	$0.83	NM	*
Weighted-average common and common equivalent shares outstanding
Basic	67.5	66.9
Diluted(2)	67.5	67.2
Dividends declared per common share	$0.190	$0.185

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2021 includes $112.9 million litigation settlement reserve
(2) The dilutive impact of the Company’s PSUs, RSUs and stock options has been excluded from the calculation of diluted (loss) earnings per share for the three months ended July 31, 2021 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME (LOSS) STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2021	2020	Increase / (Decrease)
Revenues	$4,533.0	$4,503.0	0.7%
Operating expenses	3,812.0	3,914.8	(2.6)%
Selling, general and administrative expenses(1)	538.3	350.8	53.5%
Restructuring and related	—	5.0	NM	*
Amortization of intangible assets	32.1	37.0	(13.2)%
Impairment loss of goodwill and other intangibles	—	172.8	NM	*
Operating profit	150.6	22.8	NM	*
Income from unconsolidated affiliates	1.4	2.0	(31.4)%
Interest expense	(22.6)	(34.5)	34.5%
Income (loss) from continuing operations before income taxes	129.4	(9.7)	NM	*
Income tax provision	(37.4)	(43.2)	13.3%
Income (loss) from continuing operations	92.0	(52.9)	NM	*
Income from discontinued operations, net of taxes	—	0.1	NM	*
Net income (loss)	$92.0	$(52.8)	NM	*
Net income (loss) per common share — Basic
Income (loss) from continuing operations	$1.37	$(0.79)	NM	*
Income from discontinued operations	—	—	NM	*
Net income (loss)	$1.37	$(0.79)	NM	*
Net income (loss) per common share — Diluted
Income (loss) from continuing operations	$1.36	$(0.79)	NM	*
Income from discontinued operations	—	—	NM	*
Net income (loss)	$1.36	$(0.79)	NM	*
Weighted-average common and common equivalent shares outstanding
Basic	67.3	66.9
Diluted(2)	67.8	66.9
Dividends declared per common share	$0.570	$0.555

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2021 includes $142.9 million litigation settlement reserve
(2) The dilutive impact of the Company’s PSUs, RSUs and stock options has been excluded from the calculation of diluted earnings (loss) per share for the nine months ended July 31, 2020 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2021	2020
Net cash provided by operating activities of continuing operations	87.6	$130.9
Net cash provided by operating activities of discontinued operations	—	—
Net cash provided by operating activities	$87.6	$130.9
Additions to property, plant and equipment	(8.4)	(9.8)
Other	0.6	0.9
Net cash used in investing activities	$(7.8)	$(8.8)
(Taxes withheld) proceeds from issuance of share-based compensation awards, net	(2.2)	0.8
Dividends paid	(12.8)	(12.3)
Deferred financing costs paid	(6.4)	(4.4)
Borrowings from credit facility	30.1	3.7
Repayment of borrowings from credit facility	(15.1)	(445.0)
Changes in book cash overdrafts	(6.4)	13.1
Financing of energy savings performance contracts	3.3	0.4
Repayment of finance lease obligations	(0.8)	(1.2)
Net cash used in financing activities	$(10.2)	$(444.9)
Effect of exchange rate changes on cash and cash equivalents	0.2	(3.6)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2021	2020
Net cash provided by operating activities of continuing operations	$258.8	$258.7
Net cash provided by operating activities of discontinued operations	—	0.1
Net cash provided by operating activities	$258.8	$258.8
Additions to property, plant and equipment	(23.3)	(28.9)
Other	2.1	10.8
Net cash used in investing activities	$(21.2)	$(18.1)
Taxes withheld from issuance of share-based compensation awards, net	(7.8)	(0.6)
Repurchases of common stock	—	(5.1)
Dividends paid	(38.2)	(37.0)
Deferred financing costs paid	(6.4)	(4.4)
Borrowings from credit facility	32.7	1,052.0
Repayment of borrowings from credit facility	(97.9)	(1,103.1)
Changes in book cash overdrafts	(19.6)	31.3
Financing of energy savings performance contracts	10.8	1.5
Repayment of finance lease obligations	(2.3)	(2.7)
Net cash used in financing activities	$(128.7)	$(68.1)
Effect of exchange rate changes on cash and cash equivalents	2.3	(1.7)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2021	October 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$505.4	$394.2
Trade accounts receivable, net of allowances	910.2	854.2
Costs incurred in excess of amounts billed	43.0	52.2
Prepaid expenses	87.8	85.4
Other current assets	54.0	55.9
Total current assets	1,600.3	1,441.9
Other investments	11.1	11.1
Property, plant and equipment, net of accumulated depreciation	111.8	133.7
Right-of-use assets	129.5	143.1
Other intangible assets, net of accumulated amortization	207.7	239.7
Deferred income tax asset, net	38.2	—
Goodwill	1,675.5	1,671.4
Other noncurrent assets	123.2	136.1
Total assets	$3,897.4	$3,776.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$31.4	$116.7
Trade accounts payable	224.8	273.3
Accrued compensation	171.3	187.6
Accrued taxes—other than income	106.3	45.5
Insurance claims	154.9	155.2
Income taxes payable	15.3	6.2
Current portion of lease liabilities	32.4	35.0
Other accrued liabilities	369.0	167.3
Total current liabilities	1,105.5	986.9
Long-term debt, net	623.8	603.0
Long-term lease liabilities	119.4	131.4
Deferred income tax liability, net	—	10.8
Noncurrent insurance claims	344.4	366.3
Other noncurrent liabilities	111.6	168.1
Noncurrent income taxes payable	12.4	10.1
Total liabilities	2,317.1	2,276.6
Total stockholders’ equity	1,580.3	1,500.3
Total liabilities and stockholders’ equity	$3,897.4	$3,776.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT (LOSS) BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2021	2020	Increase/ (Decrease)
Revenues
Business & Industry	$807.7	$756.9	6.7%
Technology & Manufacturing	246.1	243.2	1.2%
Education	208.4	188.6	10.5%
Aviation	175.7	116.4	51.0%
Technical Solutions	146.1	119.2	22.7%
Elimination of inter-segment revenues	(40.9)	(30.1)	(36.0)%
Total Revenues	$1,543.1	$1,394.1	10.7%
Operating (loss) profit
Business & Industry	$84.7	$71.6	18.2%
Technology & Manufacturing	25.5	24.5	3.9%
Education	17.7	18.3	(3.3)%
Aviation	10.3	(8.2)	NM *
Technical Solutions	14.5	13.2	10.1%
Corporate (2021 includes $112.9m litigation settlement reserve)	(161.1)	(24.8)	NM *
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.5)	(0.2)	NM *
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.5)	(0.8)	38.0%
Total operating (loss) profit	(9.4)	93.6	NM *
Income from unconsolidated affiliates	0.5	0.2	NM *
Interest expense	(6.3)	(13.8)	54.4%
(Loss) income from continuing operations before income taxes	(15.2)	80.0	NM *
Income tax benefit (provision)	1.5	(24.0)	NM *
(Loss) income from continuing operations	(13.7)	56.0	NM *
Income from discontinued operations, net of taxes	—	—	NM *
Net (loss) income	$(13.7)	$56.0	NM *

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT (LOSS) BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase/
(in millions)	2021	2020	(Decrease)
Revenues
Business & Industry	$2,413.3	$2,363.4	2.1%
Technology & Manufacturing	741.6	710.8	4.3%
Education	632.0	596.6	5.9%
Aviation	467.2	539.9	(13.5)%
Technical Solutions	385.0	383.5	0.4%
Elimination of inter-segment revenues	(106.1)	(91.1)	(16.5)%
Total Revenues	$4,533.0	$4,503.0	0.7%
Operating profit
Business & Industry	$255.6	$169.1	51.2%
Technology & Manufacturing	79.2	60.9	30.2%
Education (2020 includes $99.3m impairment charge)	52.8	(56.3)	NM *
Aviation (2020 includes $61.1m impairment charge)	19.3	(63.0)	NM *
Technical Solutions (2020 includes $12.4m impairment charge)	30.8	13.1	NM *
Government Services	(0.1)	—	NM *
Corporate (2021 includes $142.9m litigation settlement reserve)	(284.5)	(97.7)	NM *
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.4)	(2.0)	31.4%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(1.1)	(1.2)	11.6%
Total operating profit	150.6	22.8	NM *
Income from unconsolidated affiliates	1.4	2.0	(31.4)%
Interest expense	(22.6)	(34.5)	34.5%
Income (loss) from continuing operations before income taxes	129.4	(9.7)	NM *
Income tax provision	(37.4)	(43.2)	13.3%
Income (loss) from continuing operations	92.0	(52.9)	NM *
Income from discontinued operations, net of taxes	—	0.1	NM *
Net income (loss)	$92.0	$(52.8)	NM *

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Reconciliation of (Loss) Income from Continuing Operations to Adjusted Income from Continuing Operations
(Loss) income from continuing operations	$(13.7)	$56.0	$92.0	$(52.9)
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(26.1)	(8.5)	(37.5)	(11.2)
Restructuring and related(c)	—	—	—	5.0
Legal costs and other settlements(d)	114.9	0.9	151.4	5.9
Acquisition costs	2.6	—	2.6	—
Impairment loss	—	—	—	172.8
Other(g)	9.1	(0.6)	9.1	(1.0)
Total items impacting comparability	100.5	(8.2)	125.6	171.5
Income tax (benefit) provision (e)(f)	(25.4)	2.3	(32.5)	(1.8)
Items impacting comparability, net of taxes	75.1	(5.9)	93.1	169.6
Adjusted income from continuing operations	$61.3	$50.1	$185.1	$116.7

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(13.7)	$56.0	$92.0	$(52.8)
Items impacting comparability	100.5	(8.2)	125.6	171.5
Income from discontinued operations, net of taxes	—	—	—	(0.1)
Income tax (benefit) provision	(1.5)	24.0	37.4	43.2
Interest expense	6.3	13.8	22.6	34.5
Depreciation and amortization	21.9	24.1	66.2	73.2
Adjusted EBITDA	$113.5	$109.7	$343.8	$269.4

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Reconciliation of (Loss) Income from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
(Loss) income from continuing operations per diluted share	$(0.20)	$0.83	$1.36	$(0.79)
Items impacting comparability, net of taxes	1.10	(0.09)	1.37	2.53
Adjusted income from continuing operations per diluted share	$0.90	$0.75	$2.73	$1.74

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$87.6	$130.9	$258.8	$258.8
Additions to property, plant and equipment	(8.4)	(9.8)	(23.3)	(28.9)
Free Cash Flow	$79.2	$121.1	$235.5	$229.9

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and nine months ended July 31, 2021, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $26.1 million and $37.5 million, respectively. For the three and nine months ended July 31, 2020, the liability decreased by $8.5 million and $11.2 million, respectively.

(c) Represents restructuring costs related to the integration of GCA acquisition in September 2017.

(d) The three and nine months ended July 31,2021 includes a reserve for an ongoing litigation of $112.9 million and $142.9 million, respectively, which will be detailed in the Company’s third quarter Form 10-Q.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2021 and FY 2020. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f) The three and nine months ended July 31, 2021, includes a $2.8 million charge from change of tax reserves. The nine months ended July 31, 2020, includes a $45.2 million tax charge related to impairment of nondeductible goodwill.

(g) The three and nine months ended July 31, 2021, includes $9.1 million of non-cash impairment charge for previously capitalized internal-use software related to our ERP system implementation as we determined that certain components developed will no longer be incorporated into the new ERP system.